EXHIBIT 16.1

November 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Reliant Holdings, Inc. under Item 4.01(a) of Form 8-K dated November 15, 2023. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Reliant Holdings, Inc. contained therein.

Very truly yours,

/s/ PWR CPA, LLP

PWR CPA, LLP

PWR CPA, LLP, 2700 Post Oak Blvd. Suite 2100, Houston, Texas 77056